Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated November 6, 2024 with respect to the Common Stock, par value $0.001 per share, of T2 Biosystems, Inc., a Delaware corporation, and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: November 6, 2024

JSAF Holdings, LLC

By:	/s/ Jacob Safier
	Name:	Jacob Safier
	Title:	Manager

/s/ Jacob Safier
Jacob Safier